UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2024

Tevogen Bio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41002	98-1597194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Independence Boulevard, Suite #410
Warren, New Jersey	07059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 838-6436

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TVGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	TVGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2024, Tevogen Bio Holdings Inc. (the “Company”) entered into a Preferred Stock Repurchase Agreement (the “Repurchase Agreement”) with SSVK Associates, LLC (“SSVK”), pursuant to which the Company repurchased and cancelled, with immediate effect, the shares of Series B Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock”), held by SSVK, (the “Repurchase”), which had constituted all of the outstanding shares of Series B Preferred Stock. As consideration for the Repurchase, the Company reassumed liabilities in the amount of $3.6 million that were previously assigned to and assumed by SSVK pursuant to that certain Assignment and Assumption Agreement, dated February 14, 2024, by and between the Company and SSVK, as amended by that certain Amendment to Assignment and Assumption Agreement, dated March 15, 2024, by and between the Company and SSVK (the “Assignment and Assumption Agreement”) and the parties terminated the Assignment and Assumption Agreement, also effective immediately. The reassumption of these liabilities would not have increased the liabilities reflected on the Company’s balance sheet as of March 31, 2024, as included in its quarterly report on Form 10-Q for the quarter then ended.

The foregoing description is qualified by reference to the full text of the Repurchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Report” and is incorporated herein by reference.

SSVK is the beneficial owner of more than 5% of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and Suren Ajjarapu, managing member of SSVK, is a member of the Company’s board of directors.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above is incorporated in this Item 1.02 by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 14, 2024, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Company no longer meets Nasdaq’s $1.00 per share minimum bid price requirement pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”) for continued listing on Nasdaq based on the closing bid price for the Common Stock, for the previous 35 consecutive business days. The notification received has no immediate effect on the Company’s listing or trading on The Nasdaq Global Market.

The Company has been provided a period of 180 calendar days, or until December 11, 2024 (the “Compliance Date”), to regain compliance with the Bid Price Requirement. If, at any time before the Compliance Date, the bid price for the Common Stock closes at $1.00 or more for a minimum of 10 consecutive business days, the Staff will provide written notification to the Company that it has regained compliance with the Bid Price Requirement.

If the Company does not regain compliance with the Bid Price Requirement by the Compliance Date, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company will be required to transfer to the Nasdaq Capital Market and meet the continued listing requirement for market value of its publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the Bid Price Requirement, and will need to provide written notice of its intention to cure the deficiency during the second 180 calendar day compliance period.

The Company intends to actively monitor the closing bid price of the Common Stock and may, if appropriate, evaluate available options to regain compliance with the Bid Price Requirement. However, there can be no assurance that the Company will be able to regain compliance with the Bid Price Requirement or will otherwise maintain compliance with Nasdaq listing rules.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Preferred Stock Repurchase Agreement, dated June 15, 2024, by and between Tevogen Bio Holdings Inc. and SSVK Associates, LLC
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tevogen Bio Holdings Inc.

Date: June 21, 2024	By:	/s/ Ryan Saadi
	Name:	Ryan Saadi
	Title:	Chief Executive Officer

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